Exhibit 99.1
ASHFORD HOSPITALITY TRUST
Fourth Quarter 2005 Conference Call
Introductory Comments – Tripp Sullivan
Good morning and welcome to this Ashford Hospitality Trust conference call to review the Company’s results for the fourth quarter of 2005. On the call today will be Monty Bennett, president and chief executive officer, Doug Kessler, chief operating officer and head of acquisitions, and David Kimichik, chief financial officer and head of asset management. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were released yesterday evening in a press release that has been covered by the financial media.
As we start, let me express that certain statements and assumptions in this conference call contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford’s control. These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in the section entitled “Risk Factors” in Ashford’s Registration Statement on Form S-3, and from time to time, in Ashford’s other filings with the Securities and Exchange Commission.
The forward-looking statements included in this conference call are only made as of the date of this call. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.
In addition, certain terms used in this call such as Adjusted Funds From Operations (AFFO), Funds From Operations (FFO), Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA), Hotel EBITDA or Hotel Operating Profit, and Cash Available for Distribution (CAD) are non-GAAP financial measures within the meaning of the Securities and Exchange Commission Rules. Reconciliation of such non-GAAP financial measures to GAAP measures is provided in the Company’s earnings release and accompanying tables or schedules which has been filed on Form 8-K with the SEC on March 8, 2006, and may also be accessed through the Company’s website at www.AHTREIT.com. Each listener is encouraged to review those reconciliations provided in the earnings release together with all other information provided in the release. The Company’s management believes that AFFO, FFO, EBITDA, Hotel EBITDA or Hotel Operating Profit and CAD are meaningful measures of a REIT’s performance and should be considered along with, but not as an alternative to, net income and cash flow as a measure of the Company’s operating performance.
Lastly, as the Company has indicated in its earnings release, the Company’s management believes reporting its operating metrics for continuing operations on a pro forma consolidated and pro forma not-under-renovation basis are measures that reflect a meaningful and more focused comparison of the operating improvement in the Company’s direct hotel portfolio.
I will now turn the call over to Monty Bennett. Please go ahead, Monty.
Introduction – Monty Bennett
Thank you, Tripp. Good morning and welcome. The agenda on the call will be for me to provide a broad overview of the Company, highlighting our internal growth successes, to hear from David Kimichik, our CFO, on the financial results, and to have Doug Kessler, our COO, report on our acquisition and financing activities. I will then wrap up with some concluding remarks.
As we discussed at length last quarter, we have remained focused on balancing our internal and external growth together with effective deployment and recycling of capital to generate higher returns on equity, increases in CAD per share and enhance the safety and growth of our dividend.
Internal growth was certainly center stage once again in the fourth quarter. Pro forma RevPAR for all hotels in continuing operations gained 9.5%. The more meaningful statistic is for those hotels not under renovation. For these hotels, we reported a pro forma RevPAR increase of 12.7% on a 9.2% increase in ADR and 224-basis point gain in occupancy. That’s the fourth consecutive quarter we have reported a double-digit RevPAR increase for the hotels not under renovation. Hotel Operating Profit for those hotels not under renovation increased 10.0% for the quarter and 17.6% for the year. Including the 13 hotels under renovation, hotel operating profit was down 1.2% in the quarter and up 12.4% for the year. Hotel Operating Profit margin, or Hotel level EBITDA margin, dropped slightly for those assets in continuing operations that are not under renovation by 70 basis points for the fourth quarter, year over year. On the solid RevPar increase of 12.7%, we would have liked to have seen a modest increase in margin. Indeed, year to date, including the 4th quarter, the Hotel Operating Profit margin has increased by 140 basis points. The reasons for the slight decline in the 4th quarter are many. They include:
•	Disproportionate energy expense increase

•	Increased Food and Beverage expenses in order to increase service levels as assets are repositioned

•	Unfavorable insurance expense comparison due to a large reversal last year

•	Increased Repair and Maintenance expenses due to planned increases in service levels and post and pre renovation work

•	Disproportionate franchisor expense increases

•	Disproportionate base management fee increases due to a restructured agreement with Marriott immediately prior to the acquisition of these assets from CNL

We know that some of you would like to know what is to be expected regarding margins going forward. However, we remain reluctant to provide guidance other than dividend guidance going forward. We continue to work to improve margins, however this effort can be nullified by forces largely out of our control such as management fee changes, franchisor cost increases, energy expense, property taxes, and insurance, as well as by forces largely within our control such as implementing long term strategies of increasing service levels in some assets. In addition, our RevPAR Yield Index for 2005 increased from 111.3% to 113.0% for all hotels in continuing operations and from 113.6% to 116.0% for those hotels not under renovation.
The primary reason for this continued growth in RevPAR and operating profit is our value-added renovation program. A table in the press release outlines the timing of the historical and planned capital improvements to assets in our portfolio. You will note that of the 13 hotels under renovation this past quarter, 10 of these were commenced in the quarter and another three will join this group in the first quarter. For 2005, we have invested a total of $38.3 million in capex across our portfolio. Capital expenditure plans currently in place provide for an additional $75 million of improvements to our properties — an increase of $15 million dollars over prior forecasts due to the Marriott RTP and Pan Pacific acquisitions although we currently estimate only $50M — $60M of this will be actually put in place this year.
Looking at the schedule, you can see the internal growth that is embedded in our portfolio as these renovations are completed. We have a total of 14 renovations expected to be completed in the first half of 2006 alone with an additional 15 expected to commence in the second half of the year.
I would like to highlight one of these renovations in particular. This project involves renovating, rebranding, and repositioning the Radisson Plaza Hotel Fort Worth to the Hilton Fort Worth. With a $10.5 million renovation budget, we have completed work to the guestrooms, the food & beverage facilities and all public areas. We will be adding a 24-hour business center as well as restoring the historic exterior. The entire project is expected to be completed in April. Part of our strategy to create value is to trim the size of the hotel from its current configuration of 517 rooms down to 294 rooms and to put the East Tower of the hotel up for sale as an office conversion. Given its prime location in downtown Fort Worth and the improving office market, we believe this strategy helps us capture even greater value from the asset by repositioning it from a modestly priced group house to one that will attract the high rated transient and corporate customer. The hotel should have a much higher RevPAR and yield following the conversion.
We have shared with you before our view that we expect interest rates to continue to increase along with the likelihood of an inflationary environment. We have already seen inflation strongly affect construction prices. Therefore, we have been very aggressive in locking up long-term, low-cost, fixed-rate debt. As of year end, 87% of our debt is fixed with an average maturity of 8.6 years and a weighted average interest rate of 5.6%.
We were also active on the investment front during the fourth quarter as well as the beginning of this year with more than $214 million in deal volume. We are making good use of the capital we raised in our very successful January marketed equity offering.
To speak in greater detail about our results and activity during the quarter and to date in the first quarter, I’d now like to turn the call over to David Kimichik.

Financial Review – David Kimichik
Good Morning. For the fourth quarter, we reported a net loss of $7.7 million and EBITDA of $16.4 million. These numbers include total one-time charges of $13.4 million associated with the $422 million of refinancing activity closed in the quarter.
There is also a $1.2 million or 2 cent per share income tax benefit in the quarter. This benefit is comprised of a $2.2 million reversal of an over accrual from previous periods in continuing operations offset by a $1 million income tax liability in discontinued operations.
After these adjustments, we reported AFFO of $17.0 million or 27 cents per share, which beat estimates by $0.05 per share or 23%.
As of December 31, the company had total assets of $1.5 billion, including $86 million of cash.
At the end of the quarter, we owned 80 direct hotel investments. Of these assets, 17 are held for sale and classified as discontinued operations. These 17 hotels and the East Tower of the Fort Worth asset are recorded as assets held for sale in the amount of $158 million on our balance sheet.
As of December 31, we had $909 million of mortgage debt outstanding, leaving net debt to total enterprise value at 53.6% at the end of the year.
At year end, we had 44 million common shares outstanding, 2.3 million Series A perpetual preferred shares outstanding, 7.5 million Series B convertible preferred shares outstanding and 11.1 million OP units issued. In January, we completed a follow-on common stock offering issuing 12.1 million new common shares at a price of $11.15.
Not including the assets held for sale at quarter’s end, we own 63 core hotels containing 11,229 rooms. We have agreements for management with 7 different companies. The most significant managers are Remington Hospitality and Lodging which manages 28 of our core properties and Marriott International which manages 15 of our core hotels. Subsequent to year end, we have closed on the acquisition of the 225 room Marriott Research Triangle Park in Raleigh/Durham and announced the acquisition of the 338 room Pan Pacific Hotel in San Francisco.
As of December 31st, we owned a position in 12 mezzanine and first mortgage loans with total principal outstanding of $108 million with an average annual unleveraged yield of 14.2%.
As Monty mentioned, for the quarter we had excellent news from the operating results of our 63 core hotels. Pro forma RevPAR for the core portfolio was up 9.5% during the fourth quarter as compared to fourth quarter ’04 and for the hotels not under renovation, which is all but 13 hotels, the RevPAR was up 12.7%. The increase was primarily attributable to a 9.2% increase in average rate.
Pro forma Hotel operating profit for the entire portfolio, which includes the 13 hotels under renovation, was down 1.2% for the quarter, but was up $2 million in the quarter for the 50 hotels not under renovation.
Finally, for the fourth quarter, we reported CAD of $14.5 million or 23 cents per share and announced and paid a dividend of 20 cents per share. For the year, our dividend payout ratio was 80.7% of CAD and 74% of AFFO.
Doug will now provide us with an update on our investment and financing activities.
Investment Highlights – Douglas Kessler
Good morning.
I would like to talk about our investment, financing and capital recycling activity during the quarter and discuss our outlook for all three areas in 2006.
We were very active in the fourth quarter with the acquisition of the Hyatt Dulles Airport for $72.5 million and the placement of an $18.2 million mezzanine loan on the Four Seasons Nevis. We have been very pleased with the performance of the Hyatt Dulles since acquiring it in late October. With its recently completed renovation, the ongoing major expansion at Dulles Airport and the exceptional growth in the Dulles corridor, we believe we timed the acquisition of this asset just right. This has been a strategy of ours to acquire assets to coincide with renovations and expected upturns in the individual markets. By doing so, we have been able to generate above-market growth in RevPAR.
One recent example of this successful strategy is the Hyatt Regency Orange County, which we acquired in October 2004 while the renovation of this asset was still underway. Located close to Disneyland and the Anaheim Convention Center, the hotel had generated a TTM EBITDA yield of 8% and an NOI cap rate of 6.5% at acquisition just over a year and half ago. Today, the hotel is producing a TTM EBITDA yield of 10.7%, a TTM NOI cap rate of 9.0% and increased its total revenue year over year by 26%.
Currently, we are in the process of closing on a similar opportunity, the $95 million Pan Pacific Hotel, a AAA four –diamond hotel located in San Francisco. We believe San Francisco is poised to experience a turnaround similar to what New York has seen over the last couple of years. Based on this analysis, we have been actively seeking the right hotel investment in San Francisco. This acquisition is perfectly suited to benefit from market growth, brand repositioning, and capital improvements. We intend to replace a brand that generated far less nights than would normally be expected with another luxury brand that can make a much greater contribution from its reservation system. With this re-branding and a $10 million renovation, we expect this asset to outpace its competitive set. This is a competitive set that posted RevPAR increases of nearly 25% over the last six months. This asset, on the other hand, only generated an increase of almost 13%. Our expectations are to significantly improve the performance of the hotel. The forward twelve month projection is for an EBITDA yield of 8.2% and NOI cap rate of 6.5% — an improvement of nearly 300 basis points on each metric in the first year alone.
There is no question that the market is very competitive today, but we have yet to see any slowdown in deal activity so far in 2006. There are portfolio as well as one-off transactions available. We are selectively participating in some marketed transactions, but our primary source of deals will continue to be off-market transactions. We have built up an extensive network of sourcing relationships with owners, brokers and lenders and expect these relationships to yield additional opportunities during 2006.
One area benefiting from this network is our mezzanine lending. During the quarter, we acquired the Four Seasons Nevis mezzanine loan from Calyon who was involved in our IPO and currently leads our secured property revolver line of credit. Although it was our first international investment, this loan is to a U.S. borrower and is dollar denominated. Our current loan portfolio totals $108 million and yields 14.2%, up from 13.9% last quarter. We expect continued growth in our loan portfolio during 2006 as we have increasingly become well known to first mortgage providers and have recently expanded our lending program to include construction loans.
We were also active on the capital recycling front this quarter. We announced that eight of the Gen 1 Residence Inns we acquired from CNL were under contract for $102 million and we announced the completion of the last two asset sales from the 21-hotel portfolio we acquired last March. Proceeds from these sales are being reinvested as capex dollars or funds for new investments.
Together with this recycled capital, we have also put in place financings that have given us dry powder to continue sourcing new opportunities while at the same time lowering our overall cost of debt and extending our maturities.
In November, we refinanced a 25-property-$210 million floating rate loan with a 16-property-$212 million refinancing split into a $111 million loan at 5.75% for 9 years with 4 years interest only and a $101 million loan at 5.7% for ten years with 5 years interest only.
In December, we replaced our mezz-warehouse facility, which had a rate of LIBOR plus 625, with a new $100 million secured revolving credit facility that will be floating with a spread that is based upon a grid depending upon the advance rate on the borrowing and the loan collateral type (namely first mortgage, B-note, and mezzanine). The grid pricing ranges from 150-275 over LIBOR. This reduced cost will increase our competitiveness on the loan side of our business. As Monty mentioned, these financings contributed to our very favorable debt capital structure by substantially reducing our borrowing cost and extending our loan maturities.
When compared with our peers, we believe our overall debt structure places us with the second highest percentage of debt with fixed interest rates, one of the highest in terms of average years to maturity and one of the lowest in terms of weighted average cost of debt.
We expect our investment strategy combined with proactive capital structuring and organic growth in our assets to continue and be the drivers of our growth this coming year.
Monty, I’ll turn it back to you
Monty Bennett
Thank you, Doug.

Looking ahead to 2006, we have made a very strong start to the year with our core strategies of sourcing attractive opportunities and accessing and reallocating capital at the appropriate times.
We continue to have one of the most attractive balance sheets in the industry. We have been very aggressive in taking advantage of low, long-term interest rates and the improving fundamentals in our portfolio to lock up attractive fixed-rate financings while leaving a great percentage of our assets unencumbered. This capital structure provides tremendous flexibility in capital recycling, and we intend to put it to use again in 2006.
For the last couple of years, I have shared with you that the supply/demand outlook is very favorable for the hotel industry. Today is no exception. Net new hotel supply particularly in our markets and in those we have targeted continues to be muted. Demand, on the other hand, shows no sign of letting up. Corporate, leisure and group business is being driven by an improving economic outlook and increased travel budgets.
Consistent with our discussion on last quarter’s call, the Board approved a change to our dividend policy for 2006. The new dividend policy is a change from the prior policy of targeting a payout of 85% of cash available for distribution (CAD) to a goal of growing CAD and funds from operations (FFO) at a greater rate than the dividend. Under the new policy, we expect to pay a quarterly cash dividend of $0.20 per diluted common share for 2006, or $0.80 per diluted common share on an annualized basis. We believe this policy, together with capital recycling and an active investment strategy should provide our shareholders with solid dividends while gradually reducing our payout ratio. Later this month we will be declaring the dividend for the first quarter.
Our pipeline remains strong at over $250M. As long as we see accretive investments and can source debt and equity at the right price, we will continue to consider acquiring properties.
Starting our third full year as a public company, Ashford is in its best shape from a financial, organizational and portfolio perspective. We look forward to reporting our progress to you during the year.
That covers our prepared remarks. We will now answer any questions you may have.
Ending – Monty Bennett
Thank you for your participation today and your interest in Ashford Hospitality Trust. We look forward to speaking with you again on our next conference call.